CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated May 26, 2022, relating to the financial statements and financial highlights of Wisconsin Capital Funds, Inc., comprising the Plumb Balanced Fund and the Plumb Equity Fund, for the periods ended March 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policy Regarding Disclosure of Fund Holdings”, “Legal Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
July 26, 2022